Exhibit 4.1

Principal Amount: $	Issue Date: December , 2013

PROMISSORY NOTE

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

FOR VALUE RECEIVED, Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (hereinafter called “Borrower”), hereby promises to pay to                      (the “Holder”) or its registered assigns or successors in interest or order, without demand, the sum of          (“Principal Amount”), on             , 2015 (the “Maturity Date”), if not sooner paid in accordance with the terms of this promissory note.

This Note has been entered into pursuant to the terms of a Securities Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

ARTICLE I

INTEREST

1.1. Interest Rate. Interest on this Note shall compound monthly and shall accrue at the annual rate of nine percent (9%). Interest will be payable monthly in arrears. On and after the one year anniversary of the date hereof, upon fifteen (15) days’ notice, the Borrower may prepay any portion of the outstanding principal and accrued and unpaid interest, if any, without penalty.

1.2. Interest Rate Adjustment. To the extent the Borrower has not obtained shareholder approval for the Shareholder Matter on or before the Shareholder Approval Date, the interest on this Note shall, for all periods following the Shareholder Approval Date, increase to 12.0% per annum.

ARTICLE II

EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

2.1 Failure to Pay Principal or Interest. The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of ten (10) business days after the due date.

2.2 Breach of Covenant. The Borrower breaches any material covenant or other term or condition of this Note or the Purchase Agreement in any material respect and, if subject to cure, such breach continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

2.3 Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein or in the Purchase Agreement shall be false or misleading in any material respect as of the date made.

2.4 Receiver or Trustee. The Borrower or any subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

2.5 Judgments. Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $750,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of forty-five (45) days.

2.6 Non-Payment. A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $750,000 for more than thirty (30) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

2.7 Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower and, if instituted, is not dismissed within forty-five (45) days of initiation.

2.8 Delisting. Delisting of the Borrower’s common stock from the Nasdaq Stock Market for a period of ten (10) consecutive trading days.

ARTICLE III

MISCELLANEOUS

3.1 Note Rank. The indebtedness evidenced by this Note shall be senior to, and have priority in right of payment over, all indebtedness of Borrower incurred prior to or following the date of this Note. Notwithstanding the foregoing, this Note shall rank (i) pari passu to the other Non-Convertible Notes and Convertible Notes and (ii) pari passu with any debt issued in connection with the Subsequent Offering.

3.2 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

3.3 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, electronic mail or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur or (c) upon actual receipt by the party to whom such notice is required or permitted to be given, if such notice or communication is delivered via electronic mail. The addresses for such communications shall be: (i) if to the Holder to: the address on the signature page hereof, and (ii) if to Wheeler Real Estate Investment Trust, Inc., Riversedge North, 2529 Virginia Beach Boulevard Virginia Beach, VA 23452.

3.4 Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.5 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

3.6 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

3.7 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of the State of New York or in the federal courts located in the Southern District of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.

3.8 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.9 Non-Business Days. Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Virginia, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[Signature page follows.]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the             day of December, 2013.

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:

Name:	Jon S. Wheeler
Title:	Chairman and Chief Executive Officer

WITNESS:

Robin Hanisch, Secretary

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